Exhibit 10.1

January 24, 2021

TS Innovation Acquisitions Corp.

45 Rockefeller Plaza

New York, NY 10111

Attention: Paul A. Galiano

Email: pgaliano@tishmanspeyer.com

Latch, Inc.

508 West 26th Street, Suite 6G

New York, NY 10001

Attention: Priyen Patel

Email: Priyen.patel@latch.com

Re:	Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among TS Innovation Acquisitions Corp., a Delaware corporation (“TSIA”), Latch, Inc., a Delaware corporation (the “Company”), and Lionet Merger Sub Inc., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub shall merge with and into the Company, with the Company surviving the merger (the “Merger”, and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). This Sponsor Agreement hereby amends and restates in its entirety that certain letter, dated November 9, 2020, from TS Innovation Acquisitions Sponsor, L.L.C., a Delaware limited liability company (the “Sponsor”), and the undersigned individuals, each of whom is a member of TSIA’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”), to TSIA (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 6 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

The Sponsor and certain Insiders are currently, and as of the Closing will be, the record owners of all of the outstanding Founder Shares and outstanding Private Placement Warrants, with the Sponsor and Insider’s ownership as of the date hereof detailed on Schedule A hereto.

In order to induce the Company and TSIA to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider hereby agrees with TSIA and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:

1. The Sponsor and each Insider irrevocably agrees that it, he or she shall:

a)

vote any Common Stock and Founder Shares owned by it, him or her (all such common stock, the “Covered Shares”) in favor of the Proposals and each other proposal related to the Business Combination included on the agenda for the Special Meeting;

b)	when such Special Meeting is held, appear at such Special Meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

c)

vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any Business Combination Proposal and any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, result in a breach of any covenant, representation or warranty or other obligation or agreement of TSIA or Merger Sub under the Merger Agreement, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or the Insiders contained in this Sponsor Agreement or result in any of the conditions set forth in Article 8 of the Merger Agreement not being fulfilled;

d)

vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any change in business, management or TSIA Board (other than in connection with the Business Combination and the other proposals related to the Business Combination); and

e)	not redeem any Covered Shares owned by it, him or her in connection with such stockholder approval.

Prior to any termination of the Merger Agreement in accordance with its terms, the Sponsor and each Insider shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Business Combination and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein.

The obligations of the Sponsor specified in this paragraph 1 shall apply whether or not the Merger or any action described above is recommended by the TSIA Board.

2.

The Sponsor and each Insider hereby agrees and acknowledges that: (i) TSIA and, prior to any termination of the Merger Agreement in accordance with its terms, the Company would be irreparably injured in the event of a breach by the Sponsor or any Insider of its, his or her obligations under paragraphs 1 and 3, as applicable, of this Sponsor Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

3.	Lock-up.

a)

The Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or any shares of Common Stock issuable upon conversion thereof) until the earlier of (i) the date that is the one-year anniversary of the closing date of the Business Combination and (ii) subsequent to the Business Combination, (x) the date on which the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30- trading day period commencing at least 150 days after the closing date of the Business Combination or (y) the date on which TSIA completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of TSIA’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”).

b)

The Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Warrants (or any share of Common Stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the closing date of the Business Combination (the “Private Placement Warrants Lock-Up Period” and, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

c)

Notwithstanding the provisions set forth in paragraph 3(a) and (b), Transfers of the Founder Shares, Private Placement Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 3(c)), are permitted (a) to TSIA’s officers or directors, any affiliate or family member of any of TSIA’s officers or directors, any affiliate or member of the Sponsor or to any of their employees, officers and directors or any family members or affiliates of any of the foregoing; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of the Business Combination at prices no greater than the price at which the securities were originally purchased; provided, however, that in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement with TSIA agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Sponsor Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

4.

Vesting Provisions. The Sponsor agrees that, as of immediately prior to (but subject to) the Closing, all of the Founder Shares held by the Sponsor as of the Closing shall be subject to the vesting and forfeiture provisions set forth in this paragraph 4. The Sponsor agrees that it shall not (and will cause its Affiliates not to) Transfer any unvested Founder Shares held by the Sponsor prior to the date such Founder Shares become vested pursuant to this paragraph 4, except to the extent permitted by paragraph 3(c). For the avoidance of doubt, the Founder Shares beneficially owned by the individual Insiders other than the Sponsor shall not be subject to vesting or forfeiture.

a)	Vesting of Founder Shares.

i)	Vesting of Shares at Closing. 90% of the Founder Shares Beneficially Owned by the Sponsor as of the Closing shall vest at Closing.

ii)

Performance Vesting of Shares following the Closing. 10% of the Founder Shares Beneficially Owned by the Sponsor as of the Closing shall vest at such time as the Stock Price Level is achieved on or before the five year anniversary of the Closing Date. For the avoidance of doubt, if the Stock Price Level is not achieved on or prior to the five year anniversary of the Closing Date, the Founder Shares that were eligible to vest pursuant to this paragraph 4(a)(ii) shall not vest and shall be forfeited as provided in paragraph 4(b).

b)

Forfeiture of Unvested Founder Shares. Unvested Founder Shares that are forfeited pursuant to paragraph 4(a)(ii) shall be transferred by the Sponsor to TSIA, without any consideration for such Transfer.

c)

Stock Price Level. For purposes of this paragraph 4, the “Stock Price Level” will be considered achieved only (a) the date on which the VWAP of Common Stock on the Nasdaq Capital Market equals or exceeds $14.00 for any 20 trading days within a 30 trading day period or (b) in a TSIA Sale, the price paid per share of Common Stock in such TSIA Sale is greater than or equal to $14.00. The Stock Price Level will be equitably adjusted as applicable pursuant to paragraph 4(e).

d)

TSIA Sale. Notwithstanding the foregoing, in the event TSIA enters into a binding agreement with respect to a TSIA Sale on or before the five year anniversary of the Closing Date, all unvested Founder Shares Beneficially Owned by the Sponsor shall vest on the day prior to the closing of such TSIA Sale if the price paid per share of Common Stock in such TSIA Sale meets or exceeds the Stock Price Level (to the extent the price paid per share includes contingent consideration or property other than cash, the disinterested members of the TSIA Board shall determine the price paid per share of Common Stock in such TSIA Sale in good faith); provided, that in the event the price paid per share of Common Stock in such TSIA Sale does not meet or exceed the Stock Price Level, such unvested Founder Shares shall be deemed cancelled without any consideration on the day prior to the closing of such TSIA Sale. For avoidance of doubt, following a transaction or business combination that is not a “TSIA Sale” hereunder, including a transaction or business combination in which the equity securities of the surviving entity of such business combination or other transaction are registered under the Exchange Act and listed or quoted for trading on a national securities exchange, any unvested Founder Shares shall remain subject to vesting pursuant to paragraph 4(a)(ii) (after giving effect to the equitable adjustment provisions of paragraph 4(e), including, without limitation, to the performance vesting criteria set forth in this paragraph 4).

e)

If TSIA shall, at any time or from time to time after the date hereof, effect a subdivision, stock split, stock dividend, combination or reclassification with respect to the Founder Shares or Private Placement Warrants, or there occur changes in the Founder Shares or Private Placement Warrants as a result of a merger, consolidation, reorganization, recapitalization or business combination involving TSIA, or by any other similar means, then, in each case, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to TSIA, TSIA’s successor or the surviving entity of such transaction, the Founder Shares and Private Placement Warrants, each as so changed.

5.

Sponsor and each Insider hereby agrees that, during the period commencing on the date hereof and ending at the earlier of the Effective Time or termination of the Merger Agreement in accordance with its terms, Sponsor and each Insider shall not modify or amend any Contract between or among Sponsor or such Insider, anyone related by blood, marriage or adoption to Sponsor or such Insider or any Affiliate of Sponsor or such Insider (other than TSIA and its Subsidiaries), on the one hand, and TSIA or any of TSIA’s Subsidiaries, on the other hand, that would contradict, limit, restrict or impair (x) any party’s ability to perform or satisfy any obligation under this Sponsor Agreement or (y) the Company’s or TSIA’s ability to perform or satisfy any obligation under the Merger Agreement.

6.

As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; (ii) “Founder Shares” shall mean the shares of Class B common stock, par value $0.0001 per share, and the shares of Common Stock issuable upon conversion of such shares in connection with the Closing; (iii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); (iv) “Common Stock” shall mean the Class A Common Stock, par value $0.0001 per share of TSIA that the Sponsor purchased in a private placement, and one-half of one redeemable warrant to purchase shares of Common Stock; (v) “Private Placement Warrants” shall mean the TSIA Warrants to purchase up to 5,333,334 shares of Common Stock that the Sponsor purchased for an aggregate purchase price $8,000,000, or $1.50 per Warrant, in a private placement that occurred simultaneously with the consummation of TSIA’s initial public offering; and (vi) “TSIA Sale” shall mean the occurrence of any of the following events (which, for the avoidance of doubt, shall not include the Business Combination): (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of TSIA representing more than 50% of the combined voting power of TSIA’s then outstanding voting securities, (b) there is consummated a merger or consolidation of TSIA with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the TSIA Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of TSIA immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the shareholders of TSIA approve a plan of complete liquidation or dissolution of TSIA or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by TSIA of all or substantially all of the assets of TSIA and its Subsidiaries, taken as a whole, other than such sale or other disposition by TSIA of all or substantially all of the assets of TSIA and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of TSIA in substantially the same proportions as their ownership of TSIA immediately prior to such sale.

7.

This Sponsor Agreement, the Merger Agreement and the Transaction Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor, each Insider and the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by TSIA and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any termination of the Merger Agreement in accordance with its terms.

8.

No party hereto may assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder, other than in conjunction with transfers permitted by paragraph 3(c), without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, each Insider, TSIA and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

9.

Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. No past, present or future director employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their respective successors, Representatives and permitted assigns, shall have any liability or other obligation for any obligation of any party hereto under this Sponsor Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Sponsor Agreement or the transactions contemplated hereby; provided, however, that nothing in this paragraph 9 shall limit any liability or other obligation of the parties hereto for breaches of the terms and conditions of this Sponsor Agreement. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

10.

This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11.

This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

12.

This Sponsor Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby may be brought in federal and state courts located in Wilmington in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. The prevailing party in any such Action (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.

Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 10.6 of the Merger Agreement to the applicable party at its principal place of business.

14.

This Sponsor Agreement shall terminate on the earlier of (a) the consummation of a TSIA Sale and (b) the later of (i) the earlier of (x) the achievement of Stock Price Level on or before the fifth anniversary of the Closing Date and (y) the fifth anniversary of the Closing Date and (ii) the expiration of the Lock-up Periods. In the event of a termination of the Merger Agreement in accordance with its terms, this Sponsor Agreement shall be of no force and effect and shall revert to the Prior Letter Agreement. No such termination or reversion shall relieve the Sponsor, each Insider, TSIA or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.

15.

The Sponsor and each Insider hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to TSIA and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Sponsor; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (vi) no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, TSIA, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which TSIA, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature, except that TSIA has employed BofA Securities, Inc. and Allen & Company LLC as its financial advisors in connection with the Transactions; (vii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good title to all such Founder Shares and Private Placement Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Founder Shares or Private Placement Warrants (other than transfer restrictions under the Securities Act)) affecting any such Founder Shares or Private Placement Warrants, other than pursuant to (A) this Sponsor Agreement, (B) the certificate of incorporation of TSIA, (C) the Merger Agreement, (D) the Registration Rights Agreement, dated as of November 9, 2020, by and among TSIA and certain security holders, or (E) any applicable securities laws; and (x) the Founder Shares and Private Placement Warrants identified on Schedule A are the only Founder Shares or Private Placement Warrants owned of record or Beneficially Owned by the Sponsor and the Insiders as of the date hereof, and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Agreement.

16.

If, and as often as, (a) there are any changes in TSIA, the TSIA Common Stock or the TSIA Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other similar means that result in Sponsor acquiring new shares of TSIA Common Stock, TSIA Warrants or any other equity securities of TSIA, (b) Sponsor purchases or otherwise acquires beneficial ownership of any shares of TSIA Common Stock or TSIA Warrants or other equity securities of TSIA after the date of this Sponsor Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any shares of TSIA Common Stock or other equity securities of TSIA after the date of this Sponsor Agreement, the term “Covered Shares” shall be deemed to refer to and include such securities as well as all such stock dividends and distributions and any securities into which or for which any or all of such securities may be changed or exchanged or which are received in such transaction.

17.

Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[signature page follows]

Sincerely,

TS INNOVATION ACQUISITIONS SPONSOR, L.L.C.

By:	/s/ Robert J. Speyer
Name: Robert J. Speyer
Title: President and Chief Executive Officer

INSIDERS

/s/ Robert J. Speyer
Robert J. Speyer

/s/ Paul A. Galiano
Paul A. Galiano

/s/ Jenny Wong
Jenny Wong

/s/ Joshua Kazam
Joshua Kazam

/s/ Jennifer Rubio
Jennifer Rubio

/s/ Ned Segal
Ned Segal

/s/ Michelangelo Volpi
Michelangelo Volpi

Acknowledged and Agreed:

TS INNOVATION ACQUISITIONS CORP.

By:	/s/ Robert J. Speyer
Name: Robert J. Speyer
Title: President and Chief Executive Officer

Acknowledged and Agreed:

LATCH, INC.

By:	/s/ Luke Schoenfelder
Name: Luke Schoenfelder
Title: CEO and Cofounder